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                                                                     EXHIBIT 5.1

                         [ANDREWS KURTH LLP LETTERHEAD]
                                  July 5, 2005

KCS Energy, Inc.
5555 San Felipe Road, Suite 1200
Houston, TX 77056

     Re: KCS Energy, Inc. Registration Statement On Form S-4

Ladies and Gentlemen:

     We have acted as counsel to KCS Energy, Inc., a Delaware corporation (the "Company"), in connection with the public offering of $100,000,000 aggregate principal amount of the Company's 7 1/8% Senior Notes due 2012 (the "Exchange Notes"), which are to be guaranteed pursuant to guarantees thereof (the "Guarantees") by each of the subsidiaries of the Company that are parties to the Indenture (as defined below) (collectively, the "Guarantors" and together with the Company, the "Obligors"). The Exchange Notes are to be issued under an Indenture dated as of April 1, 2004, as amended and supplemented by a First Supplemental Indenture dated as of April 8, 2005 (as so amended and supplemented, the "Indenture"), among the Obligors and U.S. Bank National Association, a Delaware banking corporation, as trustee (the "Trustee"), pursuant to an exchange offer (the "Exchange Offer") by the Company, in exchange for a like principal amount of the Company's issued and outstanding 7 1/8% Senior Notes due 2012 (the "Original Notes"), as contemplated by the Registration Rights Agreement dated as of April 8, 2005 (the "Registration Rights Agreement") by and among the Obligors and Credit Suisse First Boston LLC, acting on behalf of itself and as the representative of the several initial purchasers of the Original Notes.

     This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the "Securities Act").

     In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of:

          (i) the registration statement on Form S-4 of the Obligors, filed with the Securities and Exchange Commission (the "SEC") to register the Exchange Notes (the "Registration Statement");

          (ii) the Registration Rights Agreement;

          (iii) the Indenture;

          (iv) the Certificates of Incorporation of each of the Obligors, as amended to date;

          (v) the By-Laws of each of the Obligors, as amended to date;

          (vi) certain resolutions adopted by the Boards of Directors of each of the Obligors relating to the Exchange Offer, the issuance of the Original Notes and the Exchange Notes, the Indenture, the Guarantees and related matters;

          (vi) the Form T-1 of the Trustee filed as an exhibit to the Registration Statement; and

          (vi) the form of the Exchange Notes.

     We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates of public officials, certificates of officers or other representatives of the Obligors and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

     In our examination, we have assumed (i) the legal capacity of all natural persons, (ii) the genuineness of all signatures, (iii) the authenticity of all documents submitted to us as originals, (iv) the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies, (v) the authenticity of the originals of such latter documents and (vi) that the Registration Statement, and any
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amendments thereto (including post-effective amendments), will have become effective and the Exchange Notes will be issued in compliance with applicable federal and state securities laws and in the manner described in the Registration Statement. In making our examination of executed documents or documents to be executed, we have assumed that the parties thereto, other than the Obligors, had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties, other than the Obligors, of such documents and, except as set forth below, the validity and binding effect on such parties. As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Obligors and others.

     We express no opinion other than as to (i) the laws of the State of New York that are normally applicable to transactions of the type contemplated by the Exchange Offer, the Exchange Notes and the Guarantees, (ii) the Delaware General Corporation Law and (iii) the Texas Business Corporation Act.

     Based upon and subject to the foregoing and the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that when the Exchange Notes (in the form examined by us) have been duly executed by the Company and authenticated by the Trustee in accordance with the terms of the Indenture and have been delivered upon consummation of the Exchange Offer against receipt of Original Notes surrendered in exchange therefor in accordance with the terms of the Exchange Offer, the Registration Rights Agreement and the Indenture, (1) the Exchange Notes will constitute valid and legally binding obligations of the Company, and (2) the Guarantees will constitute valid and legally binding obligations of the Guarantors that are parties thereto.

     Our opinions expressed above are subject to applicable bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfer or conveyance), reorganization, moratorium and other similar laws affecting creditors' rights generally and to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law), including, without limitation, (a) the possible unavailability of specific performance, injunctive relief or any other equitable remedy and (b) concepts of materiality, reasonableness, good faith and fair dealing. Furthermore, (a) we express no opinion regarding the validity or effect of any provision relating to severability or separability, purporting to establish any obligation of any party as absolute or unconditional regardless of the occurrence or non-occurrence or existence or non-existence of any event or other state of facts or purporting to limit the use of the Indenture in interpreting any other indenture, loan or debt agreement or vice versa, and (b) certain of the waivers included in the Indenture relating to the guaranties by the Guarantors may be unenforceable in whole or in part.

     In rendering the opinion set forth above, we have assumed that the execution and delivery by the Company of the Indenture and the Exchange Notes, the execution and delivery by each of the Guarantors of the Indenture, and the performance by the Company and each of the Guarantors of its obligations under the Indenture and the Exchange Notes, did not, do not and will not violate or constitute a default under any agreement or instrument to which the Company or any Guarantor or its properties is subject.

     We hereby consent to the filing of this opinion with the SEC as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption "Legal Matters" in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable law.

                                          Very truly yours,

                                          /s/ Andrews Kurth LLP